EXHIBIT 4

AMENDMENT TO THE BAIRNCO CORPORATION 1990 STOCK INCENTIVE PLAN

WHEREAS, BAIRNCO CORPORATION ("the Company") adopted the Bairnco Corporation 1990 Stock Incentive Plan (the "Plan"); and
WHEREAS, pursuant to Section 11 of the Plan, the Board of Directors retained the right to amend the Plan:
NOW, THEREFORE, the Plan is amended as follows:

1.	The definition of "Committee" in Section 2 of the Plan is deleted in its entirety and a new definition of "Committee" is inserted in lieu thereof, to read as follows:

"Committee" means the Compensation Committee of the Board, which shall consist of two or more members. Each member of the Committee shall be a "Non-Employee Director" within the meaning of Rule 16b-3 as promulgated under the Act, or meet any other applicable standard for administrators under that or any similar rule which may be in effect from time to time. Except as provided under Section 9, no member of the Committee shall be entitled to participate in the Plan. If at any time no Committee shall be in office, the Board shall perform the functions of the Committee.

2.	The second sentence of Section 6.1 is deleted in its entirety and a new such second sentence is inserted in lieu thereof, to read as follows:

The Committee shall have complete discretion in determining the number of Options, if any, to be granted to a Participant; provided that, in no event may the number of shares subject to Options granted to any single participant within any 12 month period exceed 250,000 shares, as such number may adjusted to Section 5.3.

3.	The fourth sentence of Section 7.2 is deleted in its entirety.

4.	The amendments described in Paragraphs 1 and 3 shall be effective as of
March 14, 1997. The amendment contained in Paragraph 2 shall become effective, upon and subject to, approval thereof by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or presented by proxy at the 1997 Annual Meeting and entitled to vote thereon.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized officer on the 18th day of April, 1997.

BAIRNCO CORPORATION   By:  /s/ Linda M. Metcalf
                           Linda M. Metcalf
                           Secretary

                      WITNESS: /s/ J. Robert Wilkinson
                               J. Robert Wilkinson
                               Treasurer